Exhibit (d-9)
SEVENTH ADDENDUM
     WHEREAS, Pacific Capital Funds, a Massachusetts business trust (the “Trust”) and Hawaiian Trust Company, Ltd., a state-chartered trust company, entered into an Investment Advisory Agreement dated October 29, 1993; and
     WHEREAS, such Agreement has heretofore been amended by such parties and by Bank of Hawaii, the successor by merger to Hawaiian Trust Company, Ltd. (the “Investment Adviser”); and
     WHEREAS, the parties wish to further amend such Agreement in certain respects;
     NOW, THEREFORE, the portion of Schedule A to the Investment Advisory Agreement regarding the compensation payable with respect to the Pacific Capital Growth Stock Fund, Pacific Capital Growth & Income Fund, and Pacific Capital Value Fund series of the Trust is hereby amended to read in full as follows:
“Annual rate of fifty-five one-hundredths of one percent (0.55%) of the average daily net assets of each such Fund.”
     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date set forth above.
Dated: June 29, 2007

PACIFIC CAPITAL FUNDS		BANK OF HAWAII through its Asset Management Group

By:	/s/ Robert I. Crowell	By:	/s/ Jordan T. Ige

	Name: Robert I. Crowell		Name: Jordan T. Ige
	Title: President		Title: Senior Vice President